SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
      TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED PURSUANT
                                TO RULE 13D-2(B)

                               (AMENDMENT NO. 3)*


                            JOURNAL REGISTER COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   481138 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
             (Date of Event That Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               |_|    Rule 13d-1(b)
                               |_|    Rule 13d-1(c)
                               |X|    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                             ------------------------

CUSIP NO. 418138 10 5                  13G              PAGE 2 OF 11 PAGES

------------------------                             ------------------------


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Warburg, Pincus Investors, L.P.
          IRS # 13-3549187
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [   ]
          (SEE INSTRUCTIONS)                                   (b)  [   ]
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY
--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
        NUMBER OF          5.    SOLE VOTING POWER
         SHARES                  0
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6.    SHARED VOTING POWER
          EACH                   12,086,349
        REPORTING          -----------------------------------------------------
       PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                 0
                           -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                 12,086,349
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,086,349
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (SEE INSTRUCTIONS)                        [  ]
--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          29.1%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          PN
--------- ----------------------------------------------------------------------

------------------------                             ------------------------

CUSIP NO. 418138 10 5                  13G              PAGE 3 OF 11 PAGES

------------------------                             ------------------------


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Warburg, Pincus & Co.
          IRS # 13-6358475
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [   ]
          (SEE INSTRUCTIONS)                                      (b)  [   ]
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY
--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
--------- ----------------------------------------------------------------------
        NUMBER OF          5.    SOLE VOTING POWER
         SHARES                  6
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6.    SHARED VOTING POWER
          EACH                   12,086,349
        REPORTING          -----------------------------------------------------
       PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                 6
                           ----- -----------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                 12,086,349
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,086,355
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (SEE INSTRUCTIONS)                            [  ]
--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          29.1%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
--------- ----------------------------------------------------------------------

------------------------                             ------------------------

CUSIP NO. 418138 10 5                  13G              PAGE 4 OF 11 PAGES

------------------------                             ------------------------



--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Warburg Pincus LLC (f/k/a E.M. Warburg, Pincus & Co., LLC)
          IRS # 13-3536050
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [   ]
          (SEE INSTRUCTIONS)                                    (b)  [   ]
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY
--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
--------- ----------------------------------------------------------------------
        NUMBER OF          5.    SOLE VOTING POWER
         SHARES                   0
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6.    SHARED VOTING POWER
          EACH                   12,086,349
        REPORTING          -----------------------------------------------------
       PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                 0
                           ----- -----------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                 12,086,349
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,086,349
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (SEE INSTRUCTIONS)                          [  ]
--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          29.1%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          OO
--------- ----------------------------------------------------------------------

------------------------                             ------------------------

CUSIP NO. 418138 10 5                  13G              PAGE 5 OF 11 PAGES

------------------------                             ------------------------


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Warburg, Pincus Capital Company Liquidating Trust (successor-in-interest to Warburg, Pincus Capital Company, L.P.)
          IRS # 06-1183391
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)  [   ]
          (SEE INSTRUCTIONS)                                     (b)  [   ]
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY
--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
        NUMBER OF          5.    SOLE VOTING POWER
         SHARES                  0
      BENEFICIALLY         -----------------------------------------------------
        OWNED BY           6.    SHARED VOTING POWER
          EACH                   0
        REPORTING          -----------------------------------------------------
       PERSON WITH         7.    SOLE DISPOSITIVE POWER
                                 0
                           ----- -----------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                 0
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (SEE INSTRUCTIONS)                    [  ]
--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          OO
--------- ----------------------------------------------------------------------

------------------------                             ------------------------

CUSIP NO. 418138 10 5                  13G              PAGE 6 OF 11 PAGES

------------------------                             ------------------------





ITEM 1(A).      NAME OF ISSUER:
                --------------
                Journal Register Company, a Delaware corporation (the "Issuer").

ITEM 1(B).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                -----------------------------------------------

                State Street Square
                50 West State Street
                Trenton, New Jersey 08608-1298

ITEM 2(A).      NAME OF PERSONS FILING:
                ----------------------

                This statement is filed by and on behalf of (a) Warburg, Pincus Investors, L.P., a Delaware limited partnership ("Investors");
                (b) Warburg, Pincus & Co., a New York general partnership ("WP"); (c) Warburg Pincus LLC (f/k/a E.M. Warburg, Pincus & Co., LLC), a New York limited liability company ("WPLLC"); and
                (d) Warburg, Pincus Capital Company Liquidating Trust, successor-in-interest to Warburg, Pincus Capital Company, LP. ("WPCCLT"). Lionel I. Pincus is the managing partner of WP and the managing member of WPLLC. The members of WPLLC are substantially the same as the partners of WP.

ITEM 2(B).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                -----------------------------------------------------------

                The business address of each of Investors, WP, WPLLC and WPCCLT is 466 Lexington Avenue, New York, New York 10017.

ITEM 2(C).      CITIZENSHIP:
                -----------
                Investors is a Delaware limited partnership. WP is a New York general partnership. WPLLC is a New York limited liability company. WPCCLT is a New York trust.

ITEM 2(D).      TITLE OF CLASS OF SECURITIES:
                ----------------------------
                This statement relates to shares of the Issuer's common stock, par value $0.01 per share (the "Common Stock").

ITEM 2(E).      CUSIP NUMBER:
                ------------

                481138 10 5

------------------------                             ------------------------

CUSIP NO. 418138 10 5                  13G              PAGE 7 OF 11 PAGES

------------------------                             ------------------------



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)   |_|     Broker or dealer registered under Section 15 of the Act.

(b)   |_|     Bank as defined in Section 3(a)(6) of the Act.

(c)   |_|     Insurance company as defined in Section 3(a)(19) of the Act.

(d)   |_|     Investment company registered under Section 8 of the Investment
              Company Act of 1940.

(e)   |_|     An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)   |_|     An employee benefit plan or endowment fund in accordance with
              Rule 13d-1(b)(1)(ii)(F);

(g)   |_|     A parent holding company or control person in accordance with
              Rule 13d-1(b)(ii)(G);

(h)   |_|     A savings association as defined in Section 3(b) of the Federal
              Deposit Insurance Act;

(i)   |_|     A church plan that is excluded from the definition of investment company under Section 3(c)(14) of the Investment Company Act of 1940;

(j)   |_|     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.       OWNERSHIP.

(A)      AMOUNT BENEFICIALLY OWNED:
         -------------------------

         (i) Each of Investors and WPLLC beneficially own 12,086,349 shares of Common Stock.
         (ii)     WP beneficially owns 12,086,355 shares of Common Stock.
         (iii)    WPCCLT beneficially owns no shares of Common Stock.

(B)      PERCENT OF CLASS:
         ----------------

         (i)      Investors - 29.1%
         (ii)     WP - 29.1%
         (iii)    WPLLC - 29.1%
         (iv)     WPCCLT - 0%

(C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
         --------------------------------------------

         (i)      Sole power to vote or direct the vote

                  Investors - 0
                  WP - 6
                  WPLLC - 0
                  WPCCLT - 0

------------------------                             ------------------------

CUSIP NO. 418138 10 5                  13G              PAGE 8 OF 11 PAGES

------------------------                             ------------------------



         (ii)     Sole power to dispose or direct the disposition:

                  Investors - 0
                  WP - 6
                  WPLLC - 0
                  WPCCLT - 0

         (iii)    Shared power to vote or direct the vote:

                  Investors - 12,086,349
                  WP - 12,086,349
                  WPLLC - 12,086,349
                  WPCCLT - 0

         (iv)     Shared power to dispose or direct the disposition of:

                  Investors - 12,086,349
                  WP - 12,086,349
                  WPLLC - 12,086,349
                  WPCCLT - 0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

------------------------                             ------------------------

CUSIP NO. 418138 10 5                  13G              PAGE 9 OF 11 PAGES

------------------------                             ------------------------



ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

------------------------                             ------------------------

CUSIP NO. 418138 10 5                  13G              PAGE 10 OF 11 PAGES

------------------------                             ------------------------



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2002             WARBURG, PINCUS INVESTORS, LP.
                                     By:Warburg, Pincus & Co., General Partner


                                     By:/s/ Scott A. Arenare
                                        ----------------------------------------
                                        Scott A. Arenare, Partner


Dated: February 14, 2002             WARBURG, PINCUS & CO.



                                     By:/s/ Scott A. Arenare
                                        ----------------------------------------
                                        Scott A. Arenare, Partner


Dated: February 14, 2002             WARBURG, PINCUS, LLC




                                     By:/s/ Scott A. Arenare
                                        ----------------------------------------
                                        Scott A. Arenare, Member


Dated: February 14, 2002             WARBURG, PINCUS CAPITAL COMPANY
                                     LIQUIDATING TRUST


                                     By:/s/ Lionel I. Pincus
                                     -------------------------------------------
                                        Lionel I. Pincus, Trustee

------------------------                             ------------------------

CUSIP NO. 418138 10 5                  13G              PAGE 11 OF 11 PAGES

------------------------                             ------------------------



                                    SCHEDULES


Schedule I Joint Filing Agreement, dated February 11, 2001, among the signatories of this Schedule 13G (incorporated by reference to Amendment No. 1 to Schedule 13G filed by the signatories hereto on February 14, 2001).